EXHIBIT 99.1
Lending Club Reports First Quarter 2017 Results
Strong investor demand positions platform for growth

SAN FRANCISCO - May 4, 2017 - Lending Club (NYSE: LC), America’s largest online marketplace connecting borrowers and investors, today announced financial results for the quarter ended March 31, 2017 and provided guidance for the second quarter and full year 2017.

	Three Months Ended
($ in millions)	March 31, 2017	December 31, 2016	March 31, 2016
Originations	$1,958.7	$1,987.3	$2,750.0
Net Revenue	$124.5	$130.5	$152.3
Net Income (Loss)	$(29.8)	$(32.3)	$4.1
Adjusted EBITDA (1) (2)	$0.2	$(0.9)	$26.3

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Non-GAAP Measures” and the reconciliation at the end of this release.

(2)	Prior period amounts have been reclassified to conform to the current period presentation. See “Reconciliation of GAAP to Non-GAAP Measures” for additional information.

“We redeployed resources for growth and invested heavily in our technology platform in the first quarter. With continued strong investor demand, I am pleased with the acceleration we saw as we exited the quarter,” said Scott Sanborn, Lending Club President and CEO.

Key accomplishments and developments in the first quarter across the Lending Club platform include:

Investors

•	Banks further increased their purchasing, funding 40% of total originations for the quarter, up from 31% in the fourth quarter, and retail investors expanded to 15%, up from 13% in the prior quarter

•	Developed a retail investor mobile application, now available in the App Store

•	Lending Club initiated activities to support the securitization of Lending Club loans with external partners

Borrowers

•	Achieved another nearly $2 billion originations, surpassing $26 billion in total loans since inception almost ten years ago

•	Continued the Company’s lead as the largest personal loan provider in the U.S. with a borrower base of almost 2 million individuals

•	Introduced an enhanced version of our Joint Application loan program, giving borrowers the ability to jointly apply for a personal loan

Other developments

•	Made significant investment in technology infrastructure to support testing, credit decisioning, and underwriting capabilities

•	Ended the quarter with a servicing portfolio of $11.1 billion, delivered $2.0 billion of principal and interest payments to investors throughout the quarter

•	Ended the first quarter of 2017 with cash, cash equivalents and securities available for sale totaling $781 million, with no outstanding debt

First Quarter 2017 Financial Highlights

“We delivered on our financial performance for the quarter, with significant investment in initiatives that position us well for growth through the remainder of 2017 and well into the future,” said Tom Casey, Lending Club CFO.

Originations – Loan originations in the first quarter of 2017 were $1.96 billion, down 1% from the fourth quarter of 2016.

Net Revenue – Net revenue in the first quarter of 2017 was $124.5 million, down 5% from the fourth quarter but ahead of our expectations for the seasonally difficult quarter. Net revenue as a percent of originations, or revenue yield, was 6.36% in the first quarter, down 21 basis points sequentially, driven primarily by a $4.3 million favorable adjustment to the servicing asset valuation in the fourth quarter and the increasing of bank purchases of higher grade loans.

Net Income (Loss) – GAAP net loss was $(29.8) million for the first quarter of 2017, improving $2.4 million from the fourth quarter of 2016, resulting from the decrease in revenue noted above, and a decrease of $13.2 million in other general and administrative expenses. The decrease in other general and administrative expenses was primarily driven by an insurance recovery of $9.6 million. GAAP net loss also includes $13.3 million of expenses primarily associated with the Board Review that was disclosed in 2016.

Adjusted EBITDA (3) – Adjusted EBITDA was $0.2 million in the first quarter of 2017, improving $1.0 million from the fourth quarter of 2016, resulting from the decrease in revenue noted above, and a decrease of $10.3 million in other general and administrative expenses. The decrease in other general and administrative expenses was primarily driven by an insurance recovery of $9.6 million. Adjusted EBITDA also includes $10.6 million of expenses primarily associated with the Board Review that was disclosed in 2016.

Earnings Per Share (EPS) – Basic and diluted EPS was $(0.07) for the first quarter of 2017, compared to basic and diluted EPS of $(0.08) in the fourth quarter of 2016.

Adjusted EPS (3) – Adjusted EPS was $(0.02) for both the first quarter of 2017 and the fourth quarter of 2016.

Cash, Cash Equivalents and Securities Available for Sale – As of March 31, 2017, cash, cash equivalents and securities available for sale totaled $781 million, with no outstanding debt.

Outlook
Based on the information available as of May 4, 2017, Lending Club provides the following outlook for the full year and second quarter 2017:

Full Year 2017
Total Net Revenue in the range of $575 million to $595 million.
Net Income (Loss) in the range of $(77) million to $(67) million.
Adjusted EBITDA(4) in the range of $45 million to $55 million.
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock based compensation of approximately $78 million, depreciation and amortization and other net adjustments of approximately $44 million.

Second Quarter 2017
Total Net Revenue in the range of $132 million to $137 million.

Net Income (Loss) in the range of $(35) million to $(30) million.
Adjusted EBITDA(4) in the range of $(2.5) million to $2.5 million.
Reconciling Items between net loss and non-GAAP adjusted EBITDA consisting of stock based compensation of approximately $21 million, depreciation and amortization and other net adjustments of approximately $11 million.

(3)
Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Adjusted EBITDA for the prior period has been reclassified to conform to the current period presentation. Please see discussion below under the heading “Non-GAAP Measures” and the reconciliations at the end of this release.

(4)	Commencing in the first quarter of 2017, Adjusted EBITDA includes “Net interest income and fair value adjustments” from the Company's Statements of Operations.

About Lending Club

Lending Club was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, Lending Club’s online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, Lending Club is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of solid returns. Lending Club is based in San Francisco, California. Currently, residents of the following states may invest in Lending Club notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.

Conference Call and Webcast Information

The Lending Club first quarter 2017 webcast and teleconference is scheduled to begin at 2:00 p.m. Pacific Time on Thursday, May 4, 2017. A live webcast of the call will be available at http://ir.lendingclub.com under the Events & Presentations menu. To access the call, please dial +1 (888) 317-6003, or outside the U.S. +1 (412) 317-6061, with conference ID 8746644, ten minutes prior to 2:00 p.m. Pacific Time (or 5:00 p.m. Eastern Time). An audio archive of the call will be available at http://ir.lendingclub.com. An audio replay will also be available on May 4, 2017, until May 11, 2017, by calling +1 (877) 344-7529 or +1 (412) 317-0088, with Conference ID 10105430. Lending Club has used, and intends to use, its investor relations website, Blog (http://blog.lendingclub.com), Twitter handle (@LendingClub) and Facebook page (https://www.facebook.com/LendingClubTeam) as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD.

Contacts

For Investors:
IR@lendingclub.com

Media Contact:
PR@lendingclub.com

Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS. Our non-GAAP measures do have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP.

We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.

In particular, we believe contribution and contribution margin are useful measures of direct product profitability because the measures illustrate the relationship between the costs most directly associated with revenue generating activities and the related revenue, and the effectiveness of the direct costs in obtaining new revenue. We believe that adjusted EBITDA and adjusted EBITDA margin are important measures of operating performance because it allows for the comparison of our core operating results, including our return on capital and operating efficiencies, from period to period by removing the impact of depreciation and amortization in our asset base, other non-operating, and share-based compensation, tax consequences, and our capital structure (interest expense from any outstanding debt). We believe adjusted EPS is a useful measure used by investors and analysts in our sector because the exclusion of non-cash items like stock based compensation and amortization of intangibles is a customary adjustment, and such expenses can vary significant due to many factors unrelated to the business. We believe investor fee revenue associated with the servicing portfolio excluding fair market value accounting adjustments is a useful measure because it reflects the amount of fees actually collected and represents the true economic benefit of our servicing arrangements.

There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically stock-based compensation expense, amortization of intangible assets, and the related income tax effects of the aforementioned exclusions that are recurring and will be reflected in our financial results for the foreseeable future. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure.

For more information on our non-GAAP financial measures and a reconciliation of such measures to the nearest GAAP measure, please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

Safe Harbor Statement

Some of the statements above, including statements regarding investor demand and anticipated future financial results are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward statements include: the outcomes of pending governmental investigations and pending or threatened litigation, which are inherently uncertain; the impact of management changes and the ability to continue to retain key personnel; ability to achieve cost savings from recent restructurings; the Company’s ability to continue to attract and retain new and existing retail and institutional investors; competition; overall economic conditions; demand for the types of loans facilitated by the Company; default rates and those factors set forth in the section titled “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, each filed with the SEC. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional information about Lending Club is available in the prospectus for Lending Club’s notes, which can be obtained on Lending Club’s website at https://www.lendingclub.com/info/prospectus.action.

LENDINGCLUB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net revenue:
Transaction fees	$98,692	$124,508
Investor fees (1)	21,180	20,487
Other revenue (expense) (1)	2,221	6,103
Total interest income	160,996	177,879
Total interest expense	(158,607)	(176,683)
Net interest income (expense)	2,389	1,196
Total net revenue	124,482	152,294
Operating expenses: (2)
Sales and marketing	54,583	66,575
Origination and servicing	20,449	19,198
Engineering and product development	35,760	24,198
Other general and administrative	43,574	38,035
Total operating expenses	154,366	148,006
Income (loss) before income tax expense	(29,884)	4,288
Income tax (benefit) expense	(40)	151
Net income (loss)	$(29,844)	$4,137
Net income (loss) per share:
Basic	$(0.07)	$0.01
Diluted	$(0.07)	$0.01
Weighted-average common shares – Basic	400,308,521	380,266,636
Weighted-average common shares – Diluted	400,308,521	392,397,825

(1)
In the first quarter of 2017, the Company aggregated the revenue previously reported as “Servicing fees” and “Management fees” into “Investor fees.” Additionally, the Company aggregated “Fair value adjustments - loans, loans held for sale, notes and certificates” into “Other revenue (expense).” These changes had no impact to “Total net revenue.” Prior period amounts have been reclassified to conform to the current period presentation.

(2)	Includes stock-based compensation expense as follows:

	Three Months Ended March 31,
	2017	2016
Sales and marketing	$2,299	$1,904
Origination and servicing	1,416	746
Engineering and product development	6,588	3,723
Other general and administrative	9,195	8,648
Total stock-based compensation expense	$19,498	$15,021

LENDINGCLUB CORPORATION
OPERATING HIGHLIGHTS
(In thousands, except percentages and number of employees, or as noted)
(Unaudited)

						March 31, 2017
	Three Months Ended					% Change
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	Q/Q	Y/Y
Operating Highlights:
Loan originations (in millions)	$2,750	$1,955	$1,972	$1,987	$1,959	(1)%	(29)%
Net revenue	$152,294	$103,440	$114,556	$130,522	$124,482	(5)%	(18)%
Net income (loss)	$4,137	$(81,351)	$(36,486)	$(32,269)	$(29,844)	8%	N/M
Contribution (1) (2)	$69,171	$35,145	$56,035	$60,736	$53,165	(12)%	(23)%
Contribution margin (1) (2)	45.4%	34.0%	48.9%	46.5%	42.7%	N/M	N/M
Adjusted EBITDA (1) (2)	$26,257	$(29,067)	$(9,200)	$(880)	$161	(118)%	(99)%
Adjusted EBITDA margin (1) (2)	17.2%	(28.1)%	(8.0)%	(0.7)%	0.1%	N/M	N/M
EPS - diluted	$0.01	$(0.21)	$(0.09)	$(0.08)	$(0.07)	13%	N/M
Adjusted EPS - diluted (1)	$0.05	$(0.09)	$(0.04)	$(0.02)	$(0.02)	—%	N/M
Originations by Investor Type: (3)
Managed accounts	30%	35%	55%	43%	33%
Self-managed, individuals	15%	17%	14%	13%	15%
Banks	34%	28%	13%	31%	40%
Other institutional investors	21%	20%	18%	13%	12%
Total	100%	100%	100%	100%	100%
Originations by Program:
Personal loans - standard program	76%	74%	71%	74%	74%
Personal loans - custom program	17%	15%	18%	16%	15%
Other - custom program (4)	7%	11%	11%	10%	11%
Total	100%	100%	100%	100%	100%
Servicing Portfolio by Method Financed (in millions, at end of period):
Notes	$1,732	$1,816	$1,818	$1,795	$1,779	(1)%	3%
Certificates	3,177	2,914	2,840	2,752	2,516	(9)%	(21)%
Whole loans sold	5,269	5,981	6,242	6,542	6,731	3%	28%
Other (5)	24	36	34	28	27	(4)%	13%
Total	$10,202	$10,747	$10,934	$11,117	$11,053	(1)%	8%
Employees and contractors (6)	1,545	1,499	1,464	1,530	1,599
Notes:
N/M Not meaningful.

(1)	Represents a Non-GAAP measure. See Reconciliation of GAAP to Non-GAAP measures.

(2)	Prior period amounts have been reclassified to conform to the current period presentation. See “Condensed Consolidated Statements of Operations” for further details.

(3)
Beginning in the second quarter of 2016, percentages incorporate total originations originated on the platform, whereas, prior period disclosures included only standard program loan originations. Prior period percentages have been reclassified to conform to the current period presentation.

(4)	Comprised of education and patient finance loans, small business loans, and small business lines of credit which are less than 10% of the volumes presented individually.

(5)	Includes loans invested in by the Company for which there were no associated notes or certificates.
(6)     As of the end of each respective period.

LENDINGCLUB CORPORATION
SELECT FINANCIAL HIGHLIGHTS
(In thousands, except percentages or as noted)
(Unaudited)

						March 31, 2017
	Three Months Ended					% Change
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	Q/Q	Y/Y
Select Balance Sheet Information (in millions, at end of period):
Cash and cash equivalents	$584	$573	$521	$516	$534	4%	(8)%
Securities available for sale	$284	$259	$279	$287	$247	(14)%	(13)%
Total	$868	$832	$800	$803	$781	(3)%	(10)%

Loans	$4,716	$4,408	$4,412	$4,312	$4,027	(7)%	(15)%
Notes and certificates	$4,713	$4,416	$4,420	$4,321	$4,034	(7)%	(14)%

Total assets	$5,948	$5,622	$5,608	$5,563	$5,232	(6)%	(12)%

Total stockholders' equity	$1,050	$988	$977	$976	$972	—%	(7)%

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
Contribution reconciliation:
Net income (loss)	$4,137	$(81,351)	$(36,486)	$(32,269)	$(29,844)
Engineering and product development expense	24,198	29,209	29,428	32,522	35,760
Other general and administrative expense	38,035	53,457	58,940	56,740	43,574
Goodwill impairment	—	35,400	1,650	—	—
Stock-based compensation expense	2,650	2,376	2,712	3,967	3,715
Income tax (benefit) expense	151	(3,946)	(209)	(224)	(40)
Contribution (1)	$69,171	$35,145	$56,035	$60,736	$53,165
Total net revenue	$152,294	$103,440	$114,556	$130,522	$124,482
Contribution margin (1)	45.4%	34.0%	48.9%	46.5%	42.7%
Adjusted EBITDA reconciliation:
Net income (loss)	$4,137	$(81,351)	$(36,486)	$(32,269)	$(29,844)
Acquisition and related expense (2)	293	293	294	294	293
Depreciation expense:
Engineering and product development	4,493	4,917	5,362	6,134	7,794
Other general and administrative	906	993	1,104	1,213	1,298
Amortization of intangible assets	1,256	1,180	1,163	1,161	1,162
Goodwill impairment	—	35,400	1,650	—	—
Stock-based compensation expense	15,021	13,447	17,922	22,811	19,498
Income tax (benefit) expense	151	(3,946)	(209)	(224)	(40)
Adjusted EBITDA (1)	$26,257	$(29,067)	$(9,200)	$(880)	$161
Total net revenue	$152,294	$103,440	$114,556	$130,522	$124,482
Adjusted EBITDA margin (1)	17.2%	(28.1)%	(8.0)%	(0.7)%	0.1%
Notes:

(1)
Beginning in the first quarter of 2017, contribution and adjusted EBITDA include interest revenue to capture the full spectrum of revenue the Company expects to generate. Prior period amounts have been reclassified to conform to the current period presentation.

(2)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

LENDINGCLUB CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)
(In thousands, except percentages and per share data)
(Unaudited)

	Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
Adjusted net income (loss) reconciliation:
Net income (loss)	$4,137	$(81,351)	$(36,486)	$(32,269)	$(29,844)
Acquisition and related expense (1)	293	293	294	294	293
Stock-based compensation expense	15,021	13,447	17,922	22,811	19,498
Amortization of acquired intangible assets	1,256	1,180	1,163	1,161	1,162
Goodwill impairment	—	35,400	1,650	—	—
Income tax (benefit) expense	151	(3,946)	(209)	(114)	—
Adjusted net income (loss)	$20,858	$(34,977)	$(15,666)	$(8,117)	$(8,891)
Adjusted EPS - diluted	$0.05	$(0.09)	$(0.04)	$(0.02)	$(0.02)
Non-GAAP diluted shares reconciliation:
GAAP diluted shares (2)	392,398	382,893	391,453	395,877	400,309
Other dilutive equity awards (3)	—	—	—	—	—
Non-GAAP diluted shares	392,398	382,893	391,453	395,877	400,309
Notes:

(1)
Represents amounts related to costs for due diligence related to past business acquisitions including those the Company reviewed and determined not to pursue a transaction, as well as incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(2)	Equivalent to the basic and diluted shares reflected in the quarterly EPS calculations.

(3)
Other dilutive equity awards include assumed exercises of unvested stock options, net of assumed repurchases computed under the treasury method, which were excluded from GAAP net income (loss) per share as their impact would have been anti-dilutive, but are included in adjusted net income (loss) per share as the impact was dilutive.